Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
NerdWallet, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities(1)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Equity	Class B Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Debt	Debt Securities	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Other	Depositary Shares	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Other	Warrants to Purchase Class A Common Stock, Preferred Stock, Debt Securities or Depositary Shares	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Other	Subscription Rights	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Other	Units	Rule 456(b) and Rule 457(r)(3)	(2)	(2)	(2)	(3)	(3)
Total Offering Amounts					(2)		(3)
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							(3)
(1)The Registrant is not relying on Rule 415(a)(6) to carry forward to this registration statement unsold securities from an earlier registration statement.
(2)An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The securities registered hereunder may be sold either separately or as units consisting of more than one type of security registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.
(3)The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act to defer payment of all registration fees. In connection with the securities offered hereby, the Registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.